BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR FOURTH  QUARTER AND FULL YEAR 2021

BOCA RATON, Florida – March 3, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter and full year ended December  31, 2021.  The Company is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations.

Key Highlights for the Quarter Ended December 31, 2021:

•	Net income attributable to shareholders of $13.1 million.
•	Earnings Per Share (“EPS”) from continuing operations of $0.59.
•	Total revenues of $203.0 million compared to $151.2 million in the fourth quarter of 2020 and $183.9 million in the fourth quarter of 2019.
•	System-wide sales of VOIs of $166.6 million compared to $112.2 million in the fourth quarter of 2020 and $155.5 million in the fourth quarter of 2019.
•	Vacation packages sold of 53,721 compared to 43,631 in the fourth quarter of 2020 and 54,886 in the fourth quarter of 2019.
•	Vacation packages outstanding of 187,244 compared to 121,915 as of December 31, 2020 and 169,294 as of December 31, 2019.
•	Adjusted EBITDA of $31.0 million. (1)
•	The Company repurchased approximately 194,000 shares of its Common Stock for approximately $6.4 million.

Key Highlights for the Year Ended December  31, 2021:

•Net income attributable to shareholders of $58.7 million.

•EPS from continuing operations of $2.79.

•	Total revenues of $757.1 million compared to $519.5 million in the year ended December 31, 2020 and $737.8 million in the year ended December 31, 2019.
•	System-wide sales of VOIs of $617.6 million compared to $367.0 million in the year ended December 31, 2020 and $619.1 million in the year ended December 31, 2019.
•	Vacation packages sold of 211,364 compared to 131,963 in the year ended December 31, 2020 and 205,108 in the year ended December 31, 2019.
•	Adjusted EBITDA of $122.0 million.(1)
•	Free cash flow of $63.4 million. (2)
•	The Company repurchased approximately 1.2 million shares of its Common Stock for an aggregate purchase price of approximately $27.3 million.

(1) See appendix for reconciliation to net income attributable to shareholders for each respective period.

(2) See appendix for reconciliation to net cash provided by operating activities.

Alan B. Levan, Chairman and Chief Executive Officer of the Company commented, “We are very pleased with Bluegreen’s results for the fourth quarter of 2021, which we believe reflect the continued success of our Bluegreen Renewal Program. The Program is part of our Company wide effort to revitalize sales, revenue growth and efficiency which resulted in an all-time record of system-wide sales of VOIs during the fourth quarter.  System-wide sales grew 7% during the fourth quarter of 2021 compared to the fourth quarter of 2019 and 48% compared to the fourth quarter of 2020 when Bluegreen’s results were significantly adversely impacted by the COVID-19 pandemic.  The record performance during the fourth quarter of 2021 was driven by increased guest tours and a higher sales volume per guest.  We are also pleased to note that Bluegreen’s sales to new customers during the fourth quarter of 2021 represented 48% of system-wide sales of VOIs, an improvement in sales mix which we believe will support net owner growth in the future.”

“Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. We sold 53,721 vacation packages in the fourth quarter of 2021, compared to 43,631 in the fourth quarter of 2020 and 54,886 in the fourth quarter of 2019.  We believe the slight decrease in vacation packages sold as compared to the fourth quarter of 2019 reflects the termination during 2020 of certain unprofitable programs as well as a challenging labor market, which impacted staffing levels at our kiosks.”

“We are very happy to see our owners’ continued enthusiasm for using the Bluegreen Vacation Club, as we experienced an overall occupancy rate during the fourth quarter of 2021 of approximately 81% at resorts with sales centers, an increase from the 70% occupancy we experienced in the fourth quarter of 2020 during the pandemic. The demand for resort stays by Bluegreen Vacation Club owners has been strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.”

“Our Resort Operations and Club Management segment continues to perform well, generating $20.0 million of Segment Adjusted EBITDA in the fourth quarter of 2021 as compared to $16.0 million in the fourth quarter of 2020 and $14.9 million in the fourth quarter of 2019.  This 34% increase as compared to the fourth quarter of 2019 was driven by both a 12% increase in segment revenue and a 3% decrease in segment expense (included in Segment Adjusted EBITDA).  We expect that this segment will continue to produce recurring EBITDA and free cash flow for us.”

“We generated net income from continuing operations attributable to shareholders of $13.1 million and $31.0 million of Adjusted EBITDA attributable to shareholders during the fourth quarter of 2021.  While we are excited by our fourth quarter results and believe we are well positioned for continued progress towards our goals in 2022, we continue to monitor the status of COVID-19, including cases in the markets where we operate.  In addition, labor availability has been a challenge in certain of our markets and we cannot predict the duration or severity of the impact of the pandemic and labor conditions on our operations in the future. However, our team remains focused on these challenges while we continue to strive to improve our operations,” Mr. Levan concluded.

# # #

Due to the volatility of results reflecting the varying impact of the COVID-19 pandemic during the periods, the Company has provided information for the fourth quarters of, and years ended, December  31, 2021, 2020 and 2019.

Financial Results

Adjusted EBITDA was $30.1 million for the quarter ended December 31, 2021, including $31.6 million generated by the Sales of VOIs and Financing Segment and $20.0 million produced by the Resort Operations and Club Management segment, partially offset by $20.6 million of corporate overhead and other expenses and $3.0 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC, Bluegreen’s 51%-owned subsidiary.  Please see the discussion of Segment Results below for further information.

Adjusted EBITDA was $122.0 million for the year ended December 31, 2021, including $138.1 million generated by the Sales of VOIs and Financing Segment and $78.9 million produced by the Resort Operations and Club Management segment, partially offset by $79.7 million of corporate overhead and other expenses and $13.4 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see discussion of Segment Results below for further information.

Segment Results

(dollars in millions, except per guest and per transaction amounts)

Sales of VOIs and Financing Segment

	For the Three Months Ended December 31							For the Years Ended December 31
	2021	2020	2021 vs 2020 % Change		2019	2021 vs 2019 % Change		2021	2020	2021 vs 2020 % Change		2019	2021 vs 2019 % Change

System-wide sales of VOIs	$166.6	$112.2	48.5%		$155.5	7.1%		$617.6	$367.0	68.3%		$619.1	(0.2)%
Segment adjusted EBITDA	$31.6	$22.5	40.4%		$36.1	(12.5)%		$138.1	$46.9	194.5%		$143.6	(3.8)%
Provision for loan losses	17.7%	17.5%	20	bp	19.0%	(130)	bp	17.1%	24.7%	760	bp	17.9%	(80)	bp
Cost of VOIs sold	10.0%	8.0%	200	bp	6.2%	380	bp	8.3%	7.8%	50	bp	8.6%	(30)	bp
Financing revenue, net of financing expense	$17.7	$15.2	16.4%		$15.4	14.9%		$65.6	$61.9	6.0%		$60.5	8.4%

Key Data Regarding Bluegreen’s System-wide sales of VOIs

	For the Three Months Ended December 31,							For the Years Ended December 31,
	2021	2020	2021 vs 2020 % Change		2019	2021 vs 2019 % Change		2021	2020	2021 vs 2020 % Change		2019	2021 vs 2019 % Change

Number of total guest tours	57,796	37,779	53.0%		56,662	2.0%		213,599	120,801	76.8%		235,842	(9.4)%
Average sales price per transaction	$18,929	$17,213	10.0%		$15,359	23.2%		$17,696	$16,586	6.7%		$15,307	15.6%
Sales to tour conversion ratio	15.3%	17.3%	(200)	bp	18.0%	(270)	bp	16.4%	18.4%	(200)	bp	17.3%	(90)	bp
Sales volume per guest ("VPG")	$2,987	$2,976	0.4%		$2,758	8.3%		$2,907	$3,046	(4.6)%		$2,642	10.0%

Selling and marketing expenses, as % of system-wide sales of VOIs	56.4%	55.1%	130	bp	53.4%	300	bp	54.8%	59.2%	(440)	bp	51.9%	290	bp
Provision for loan losses	17.7%	17.5%	20	bp	19.0%	(130)	bp	17.1%	24.7%	(760)	bp	17.9%	(80)	bp
Cost of VOIs sold	10.0%	8.0%	200	bp	6.2%	380	bp	8.3%	7.8%	50	bp	8.6%	(30)	bp

System-wide sales of VOIs were $166.6 million and $112.2 million during the three months ended December 31, 2021 and 2020, respectively, and $617.6 million and $367.0 million during the years ended December 31, 2021 and 2020, respectively.  Further, system-wide sales of VOIs for the fourth quarter of 2021 were 7% higher than system-wide sales of VOIs for the fourth quarter of 2019, the most recent fourth quarter prior to the COVID-19 pandemic.  System-wide sales of VOIs are driven by the number of guests attending a timeshare sale presentation (a “guest tour”) and our ability to convert such guest tours into purchases of VOIs. The number of guest tours is driven by a combination of the number of existing owner guests Bluegreen has staying at a resort with a sales center and the number of new guests who agree to attend a sale presentation. System-wide sales of VOIs during the quarter and year ended December 31, 2020 were negatively impacted by Bluegreen’s temporary closure of its VOI sales centers and marketing operations from the last week of March 2020 through May 2020 in response to the COVID-19 pandemic.  The number of guest tours was 2% higher and sales volume per guest or VPG, was 8% higher in the fourth quarter of 2021 as compared to the fourth quarter of 2019, which we believe reflects the success of the Bluegreen Renewal initiative.

Fee-based Sales Commission Revenue

Fee-based sales commission revenue was $31.4 million during the fourth quarter of 2021, which represented approximately 67% of fee-based VOI sales during the quarter. Fee-based VOI sales represented 28% of system-wide sales of VOIs during the quarter.

Fee-based sales commission revenue was $128.3 million during the year ended December 31, 2021, which represented approximately 67% of fee-based VOI sales for the year. Fee-based VOI sales represented 31% of system-wide sales of VOIs during the year ended December 31, 2021. Fee-based VOI sales are expected to be between  25%-27% of system-wide sales of VOIs for 2022.

Cost of VOIs Sold

In the fourth quarter of 2021, Cost of VOIs sold represented 10% of sales of VOIs compared to 8% in the fourth quarter of 2020. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The Cost of VOIs sold as a percentage of sales of VOIs increased during the quarter ended December 31, 2021, as compared to the fourth quarter of 2020, primarily due to the sale of relatively higher cost VOIs partially offset by increased secondary market inventory purchases.

Cost of VOIs sold represented 8% during both of the years ended December 31, 2021 and 2020.  Cost of VOIs sold is expected to be between 10%-12% for 2022.

Selling and Marketing Expenses

	For the Three Months Ended December 31							For the Years Ended December 31
	2021	2020	2021 vs 2020 % Change		2019	2021 vs 2019 % Change		2021	2020	2021 vs 2020 % Change		2019	2021 vs 2019 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	56.4%	55.1%	130	bp	53.4%	300	bp	54.8%	59.2%	(440)	bp	51.9%	290	bp
Number of Bass Pro and Cabela's marketing locations	128	98	30.6%		83	54.2%		128	98	30.6%		83	54.2%
Number of vacation packages outstanding, beginning of the period (1)	174,496	134,619	29.6%		163,205	6.9%		121,915	169,294	(28.0)%		163,100	(25.3)%
Number of vacation packages sold	53,721	43,631	23.1%		54,886	(2.1)%		211,364	131,963	60.2%		205,108	3.1%
Number of vacation packages outstanding, end of the period (1)	187,244	121,915	53.6%		169,294	10.6%		187,244	121,915	53.6%		169,294	10.6%

(1)Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Selling and marketing expenses were 56% of system-wide sales of VOIs during the 2021 fourth quarter as compared to 55% during the fourth quarter of 2020.  Selling and marketing expenses were 55% of system-wide sales of VOIs during the year ended December 31, 2021 as compared to 59% during the year ended December 31, 2020.  During the fourth quarter of 2021, Bluegreen opened marketing kiosks in four additional Cabela’s locations where Bluegreen has continued its efforts to market and sell discounted vacation packages.  These and other mini-vacation marketing programs resulted in the sale of 53,721 vacation packages during the fourth quarter of 2021. As compared to the fourth quarter of 2019, this reflects a decrease of approximately 2% in vacation package sales, which we believe is due primarily to the termination during 2020 of certain unprofitable programs as well as a challenging labor market, which impacted staffing levels at our kiosks. The active pipeline of vacation packages increased to 187,244 at December 31, 2021 from 174,496 at September 30, 2021, based on new vacation package sales during the quarter, net of vacation packages used or expired. While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 15,000 vacation packages held by customers who already toured and purchased a VOI and have indicated they would tour again, as well as over 40,000 vacation packages that were purchased over 12 months prior to December 31, 2021. Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

As previously described, in response to the COVID-19 pandemic, Bluegreen temporarily ceased marketing activities from the last week of March 2020 through most of May 2020. During the year ended December 31, 2020, Bluegreen incurred $3.2 million in severance expense.  In addition, during the three months and year ended December 31, 2020, Bluegreen incurred $0.8 million and $13.6 million, respectively, of payroll and benefits expenses relating to employees who were then on temporary furlough or reduced work hours as a result of the impact of the COVID-19 pandemic. There were no such severance or furlough expenses during the quarter or year ended December 31, 2021.

Selling and marketing expenses are expected to be between 53%-56% as a percentage of system-wide sales for 2022.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations were $12.1 million and $36.7 million during the three months and year ended December 31, 2021, respectively, and $8.0 million and $27.3 million during the three months and year ended December 31, 2020, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% and 6% during the three months and year ended December 31, 2021, respectively, and 7% during the three months and year ended December 31, 2020. As a percentage of sales, general and administrative expenses attributable to sales and marketing operations are typically higher in the fourth quarter due to the fixed nature of certain costs and the lower seasonal volume typically experienced during the fourth quarter.

General and administrative expenses representing expenses directly attributable to sales and marketing operations are expected to be between 5%-7% as a percentage of system-wide sales for 2022.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based VOI sales during the period and Bluegreen’s estimates relating to the future performance on the notes receivable for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was approximately 18% during both the fourth quarter of 2021 and the fourth quarter of 2020. The provision for loan losses applied to new loans during the fourth quarter of 2021 was 26%, which was consistent with the prior year quarter.

The COVID-19 pandemic has at times had a material adverse impact on unemployment in the United States and economic conditions in general and the ongoing impact of the pandemic continues to be uncertain. There is no assurance that the allowance for loan losses will prove to be adequate.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 13% to $21.8 million in the fourth quarter of 2021 compared to $19.3 million in the fourth quarter of 2020, which was the result of a higher notes receivable balance due to increased sales of VOIs during the fourth quarter of 2021. Interest expense on receivable-backed notes payable decreased 15% to $3.6 million in the fourth quarter of 2021 compared to $4.2 million in the fourth quarter of 2020, primarily due to lower outstanding receivable-backed notes payable balances and a lower weighted-average cost of borrowings due to lower market interest rates.

Resort Operations and Club Management Segment

(dollars in millions)

	For the Three Months Ended December 31,					For the Years Ended December 31,
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change

Resort operations and club management revenue	$47.1	$43.7	7.8%	$42.0	12.1%	$180.3	$168.6	6.9%	$174.9	3.1%
Segment adjusted EBITDA	$20.0	$16.0	25.0%	$14.9	34.2%	$78.9	$65.4	20.6%	$59.9	31.7%
Resorts managed	49	49	—%	49	—%	49	49	—%	49	—%

In the fourth quarter of 2021, resort operations and club management revenue increased 8% to $47.1 million from $43.7 million in the prior year quarter, due to both an increase in revenue from resort retail operations and third-party rental commissions, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue, which does not impact Segment Adjusted EBITDA.  The increase in cost reimbursement revenue in the fourth quarter of 2021 compared to the fourth quarter of 2020 was primarily attributable to the temporary reduction in headcount and operating costs at resorts in the quarter ended December 31, 2020, due to the actions taken in connection with the COVID-19 pandemic.  Net of cost reimbursement revenue, resort operations and club management revenue increased 11% during the quarter ended December 31, 2021, as compared to the quarter ended December 31, 2020. Segment Adjusted EBITDA increased 25% to $20.0 million in the fourth quarter of 2021 from $16.0 million in the fourth quarter of 2020.

For the year ended December 31, 2021, resort operations and management club revenue increased 7% to $180.3 million from $168.6 million in 2020, primarily due to both an increase in revenue from resort retail operations and third-party rental commissions, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue, which does not impact Segment Adjusted EBITDA.  The increase in cost reimbursement revenue in 2021 as compared to 2020 was primarily attributable to the temporary reduction in headcount and operating costs in 2020 due to actions taken in response to the COVID-19 pandemic.  Net of cost reimbursement revenue, resort operations and club management revenue increased 7% during the year ended December 31, 2021, as compared to the year ended December 31, 2020. Segment Adjusted EBITDA increased 21% to $78.9 million during the year ended December 31, 2021 from $65.4 million in 2020.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

Bluegreen’s parent company-level corporate general and administrative expenses were $0.6 million and $2.6 million during the three months and year ended December 31, 2021, respectively, and $0.5 million and $59.3 million during the three months and year ended December  31, 2020, respectively.  Corporate general and administrative expenses during periods subsequent to the Company’s September 2020 spin-off of BBX Capital (which holds the Company’s legacy businesses and investments other than Bluegreen) consist primarily of costs associated with the Company being a publicly traded company (including, but not limited to, executive compensation, costs and expenses related to shareholder relations, and legal and accounting and auditing fees and expenses). Expenses for the year ended December 31, 2020 included the costs associated with the acceleration of the vesting of unvested restricted stock awards and payments to settle the Company’s long term incentive program for 2020, in each case, in anticipation of the spin-off of BBX Capital, which in the aggregate resulted in $32.6 million of compensation expense for the year ended December  31, 2020, and an additional $1.8 million of other costs associated with the spin-off.

Bluegreen’s general and administrative expenses were $20.5 million and $88.0 million during the three months and year ended December 31, 2021, respectively, and $19.6 million and $68.2 million during the three months and year ended December 31, 2020, respectively. These increases were primarily due to a  $7.1 million employee retention credit earned in 2020 under the CARES Act with no such credit in 2021, increased employee benefits and higher executive and management incentive compensation during the year ended December 31, 2021, as compared to the year ended December 31, 2020.

Interest Expense

Bluegreen’s parent-level interest expense for the three months and year ended December 31, 2021 was $1.8 million and $7.2 million, respectively, and $1.8 million and $4.8 million for the three months and year ended December 31, 2020, respectively. Interest expense for the three months and year ended December 31, 2021 include $1.1 million and $4.5 million, respectively, of interest expense on the Company’s $75.0 million note payable to BBX Capital, which was issued in connection with the spin-off of BBX Capital in September 2020, $25.0 million of which was repaid in December 2021. This increase was partially offset by lower variable interest rates on junior subordinated debentures of a non-Bluegreen subsidiary of the Company and its repayment in full during August 2020 of its $80.0 million note payable to Bluegreen. The interest expense on the $80.0 million note to Bluegreen and the related interest income recognized by Bluegreen are eliminated in the Company’s consolidated statements of operations for the 2020 periods.

Bluegreen’s interest expense not related to receivable-backed debt was $2.7 million and $12.6 million during the three months and year ended December 31, 2021, respectively, and $3.1 million and $15.0 million during the three months and year ended December 31, 2020, respectively. The decrease in Bluegreen’s interest expense during the three months and year ended December 31, 2021 was primarily due to lower outstanding debt balances partially offset by higher weighted average cost of borrowings as compared to the three months and year ended December 31, 2020.

Share Repurchase Program

On August 9, 2021, the Company’s Board of Directors approved a share repurchase program which authorizes the Company, in management’s discretion, to repurchase shares of the Company’s Class A Common Stock and Class B Common Stock from time to time, subject to market conditions and other factors considered by management, at an aggregate purchase price of up to $40 million.  Since the inception of the share repurchase program, the Company has repurchased approximately 1.2 million shares of its Class A Common Stock and approximately 19,000 shares of its Class B Common Stock for an aggregate purchase price of approximately $27.3 million.  The share repurchase program replaced the Company’s previous share repurchase program, which was terminated in connection the adoption of the new program.

Corporate Line Renewal

On February 15, 2022, the Company expanded and extended its syndicated corporate credit line from a $225.0 million facility to a $300.0 million facility.  The facility includes a $100.0 million term loan as well as a $200.0 million revolver, an increase of $75.0 million compared to the $125.0 million revolving line of credit in place prior to the expansion of the facility.  At closing, outstanding borrowings under the facility totaled $130.0 million, including $100.0 million outstanding under the term loan and $30.0 million of borrowings under the revolving line of credit.  The facility matures in February 2027. All outstanding borrowings under the facility bear interest at a rate ranging from Term SOFR+1.75% to SOFR+2.50% with a 0.05% to 0.10% credit spread adjustment.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021,  which is expected to be filed with the SEC on or about March 3, 2022 and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About the Company:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks.  The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares; risks relating to Bluegreen’s business, operations and financial results; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic, including that the pandemic may continue to be prolonged and any recovery from the pandemic may not favorably impact Bluegreen’s results to the extent anticipated or at all; competitive conditions; labor market conditions, including shortages of labor, and its impact on Bluegreen’s operations and sales; risks relating to our and Bluegreen’s liquidity and the availability of capital; the risk that Bluegreen’s allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future, including if Bluegreen’s default rates increase and exceed expectations, whether due to the impact on consumers of the COVID-19 pandemic, if Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our and Bluegreen’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic on Bluegreen’s consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not result in the benefits anticipated, including increased VOI sales and sales efficiencies, that sales from marketing alliances and other arrangements or otherwise may not continue to exceed pre-pandemic levels, that any future expansion into additional Bass Pro or Cabela’s stores may not meet Bluegreen’s expectations or goals, and there is no assurance that Bluegreen will continue to have marketing operations at all of the Bass Pro and Cabela’s stores where it currently conducts marketing operations;  the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at historical levels or meet expectations; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth, including that the Bluegreen Renewal initiative may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resorts, including the condominium collapse which occurred in close proximity to Bluegreen’s resort in Surfside, Florida and which has resulted in the temporary closure of such resort, may cause liabilities that are not adequately covered by insurance and closures of operations that may have a significant adverse impact on our results of operations and cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be increased or maintained, or support net owner growth in the future; our expectations with respect to fee-based sales as a percentage of system-wide sales, cost of VOIs sold, selling and marketing expense and general and administrative expenses directly attributable to sales and marketing operations for 2022 may not prove to be accurate, and costs may be greater than expected; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof), which is expected to be filed on or about March 3, 2022. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$140,225	$221,118
Restricted cash ($15,956 and $20,469 in VIEs at December 31, 2021
and 2020, respectively)	42,854	35,986
Notes receivable	609,429	551,393
Less: Allowance for loan loss	(163,107)	(142,044)
Notes receivable, net ($248,873 and $292,021 in VIEs
at December 31, 2021 and 2020, respectively)	446,322	409,349
Vacation ownership interest ("VOI") inventory	334,605	347,122
Property and equipment, net	87,852	90,049
Intangible assets, net	61,348	61,431
Operating lease assets	33,467	34,415
Other assets	25,855	9,367
Discontinued operations total assets	37,984	41,282
Total assets	$1,210,512	$1,250,119

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$14,614	$10,559
Deferred income	13,690	15,745
Accrued liabilities and other	100,131	93,971
Receivable-backed notes payable - recourse	22,500	38,500
Receivable-backed notes payable – non-recourse (in VIEs)	340,154	355,833
Note payable to BBX Capital, Inc.	50,000	75,000
Other notes payable and borrowings	97,125	138,386
Junior subordinated debentures	134,940	138,177
Operating lease liabilities	37,870	35,904
Deferred income taxes	95,688	85,314
Total liabilities	906,712	987,389
Commitments and contingencies (See Note 12)
Equity
Preferred Stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 17,118,392 in 2021 and 15,624,091 in 2020	171	156
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,412 in 2021 and 3,693,596 in 2020	37	37
Additional paid-in capital	173,909	177,104
Accumulated earnings	69,316	10,586
Total Bluegreen Vacations Holding Corporation equity	243,433	187,883
Non-controlling interest	60,367	74,847
Total equity	303,800	262,730
Total liabilities and equity	$1,210,512	$1,250,119

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Revenue:
Gross sales of VOIs	$119,918	$73,408	$426,556	$230,938
Provision for loan losses	(21,275)	(12,858)	(72,788)	(56,941)
Sales of VOIs	98,643	60,550	353,768	173,997
Fee-based sales commission revenue	31,400	25,346	128,321	89,965
Other fee-based services revenue	32,195	28,265	123,454	111,823
Cost reimbursements	18,207	17,651	69,066	64,305
Interest income	21,905	19,418	81,691	79,381
Other income, net	653	—	813	—
Total revenues	203,003	151,230	757,113	519,471
Costs and Expenses:
Cost of VOIs sold	9,829	4,863	29,504	13,597
Cost of other fee-based services	14,310	18,327	58,812	79,434
Cost reimbursements	18,208	17,651	69,066	64,305
Interest expense	8,057	9,127	35,329	36,795
Selling, general and administrative expenses	127,558	89,698	465,806	370,935
Other expense, net	—	(1,365)	—	1,179
Total costs and expenses	177,962	138,301	658,517	566,245
Income (loss) before income taxes	25,042	10,199	98,596	(46,774)
(Provision) benefit for income taxes	(9,807)	2,809	(26,664)	2,368
Income (loss) from continuing operations	15,235	13,008	71,932	(44,406)
Discontinued operations
Loss from discontinued operations	—	—	—	(41,593)
Benefit for income taxes	900	(233)	900	8,834
Net income (loss) from discontinued operations	900	(233)	900	(32,759)
Net income (loss)	16,135	12,775	72,832	(77,165)
Less: Income attributable to noncontrolling interests - continuing operations	3,004	3,872	14,102	8,186
Less: Loss attributable to noncontrolling interests - discontinued operations	—	—	—	(4,822)
Net income (loss) attributable to shareholders	$13,131	$8,903	$58,730	$(80,529)

Basic earnings (loss) per share from continuing operations	$0.59	$0.47	$2.79	$(2.82)
Basic earnings (loss) per share from discontinued operations	0.04	(0.01)	0.04	(1.50)
Basic earnings (loss) per share (1)	$0.63	$0.46	$2.83	$(4.32)
Diluted earnings (loss) per share from continuing operations	$0.59	$0.47	$2.79	$(2.82)
Diluted earnings (loss) per share from discontinued operations	0.04	(0.01)	0.04	(1.50)
Diluted earnings (loss) per share (1)	$0.63	$0.46	$2.83	$(4.32)
Cash dividends declared per Class A and B common shares	$—	$—	$—	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income attributable to its shareholders	$13,131	$9,136	$57,830	$(52,592)
Net income attributable to the non-controlling
interest continuing operations	3,004	3,872	14,102	8,186
Net Income (loss)	16,135	13,008	71,932	(44,406)
Add: Depreciation and amortization	3,975	3,883	15,653	15,563
Less: Interest income (other than interest earned on
VOI notes receivable)	(102)	(140)	(368)	(4,367)
Add: Interest expense - corporate and other	4,489	4,922	19,842	22,369
Add: Provision (benefit) for income taxes	8,907	(2,809)	26,664	(2,368)
EBITDA	33,404	18,864	133,723	(13,209)
Add: Share - based compensation expense	427	—	1,036	—
Loss on assets held for sale	182	921	158	1,247
Add: Severance and other	—	2,923	2,403	9,659
Adjusted EBITDA	34,013	22,708	137,320	(2,303)
Adjusted EBITDA attributable to the non-controlling
interest	(3,035)	(4,821)	(15,286)	(11,043)
Adjusted EBITDA attributable to shareholders	$30,978	$17,887	$122,034	$(13,346)

BLUEGREEN VACATIONS HOLDING CORPORATION

SEGMENT ADJUSTED EBITDA

	For the Years Ended December 31,
	2021	2020	2019
(in thousands)
Adjusted EBITDA - sales of VOIs and financing	$138,078	$46,909	$143,581
Adjusted EBITDA - resort operations
and club management	78,914	65,435	59,878
Total Segment Adjusted EBITDA	216,992	112,344	203,459
Less: Bluegreen's Corporate and other	(77,159)	(55,500)	(70,193)
Less: BVH Corporate and other	(2,513)	(59,147)	(41,787)
Adjusted EBITDA	137,320	(2,303)	91,479
Less: Adjusted EBITDA attributable to non-controlling interest	(15,286)	(11,043)	(20,182)
Total Adjusted EBITDA attributable to shareholders	$122,034	$(13,346)	$71,297

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable) and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results.  Accordingly, the Company excludes certain items which it believes are not representative of ongoing operating results, such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest) and Bluegreen (in which the Company owned a 93% interest until May 5, 2021 when the Company acquired all of the 7% of the outstanding shares of Bluegreen’s common stock not previously owned by the Company through a statutory short-form merger). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)(2)

	For the Three Months Ended December 31,			For the Year Ended December 31,
(in thousands)	2021	2020	2019	2021	2020	2019
Gross sales of VOIs	$119,918	$73,409	$85,242	$426,556	$230,938	$311,076
Add: Fee-Based sales	46,641	38,793	70,239	191,054	136,060	308,032
Bluegreen's system-wide sales of VOIs	$166,559	$112,202	$155,481	$617,610	$366,998	$619,108

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

(2)

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company has provided information for the fourth quarters of, and year ended, December  31, 2021, 2020 and 2019.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Year Ended December 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$76,966	$29,079
Purchases of property and equipment	(13,598)	(11,779)
Free Cash Flow (2)	$63,368	$17,300

(1)

Free cash flow is a non-GAAP measure which we define as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,
	2021		2020
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Bluegreen owned sales(1)	$119,918	72	$73,409	65
Fee-Based VOI sales	46,641	28	38,793	35
System-wide sales of VOIs	166,559	100%	112,202	100%
Less: Fee-Based VOI sales	(46,641)	(28)	(38,793)	(35)
Gross sales of VOIs	119,918	72	73,409	65
Provision for loan losses (2)	(21,275)	(17.7)	(12,858)	(18)
Sales of VOIs	98,643	59	60,551	54
Cost of VOIs sold (3)	(9,829)	(10.0)	(4,863)	(8)
Gross profit (3)	88,814	90	55,688	92
Fee-Based sales commission revenue (4)	31,400	67	25,346	65
Financing revenue, net of financing expense	17,715	11	15,226	14
Other income (expense)	(137)	—	(623)	—
Other fee-based services, title operations and other, net	2,461	1	1,382	1
Net carrying cost of VOI inventory	(4,412)	(3)	(7,219)	(6)
Selling and marketing expenses	(93,875)	(56.4)	(61,810)	(55)
General and administrative expenses - sales and marketing	(12,104)	(7)	(7,975)	(7)
Operating profit - sales of VOIs and financing	29,862	18%	20,015	18%
Add: Depreciation and amortization	1,605		1,405
Add: Severance and other	—		475
Add: Loss on assets held for sale	137		623
Adjusted EBITDA - sales of VOIs and financing	$31,604		$22,518

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Years Ended December 31,
	2021		2020
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Bluegreen owned VOI sales(1)	$426,556	69	$230,938	63
Fee-Based VOI sales	191,054	31	136,060	37
System-wide sales of VOIs	617,610	100%	366,998	100%
Less: Fee-Based VOI sales	(191,054)	(31)	(136,060)	(37)
Gross sales of VOIs	426,556	69	230,938	63
Provision for loan losses (2)	(72,788)	(17)	(56,941)	(25)
Sales of VOIs	353,768	57	173,997	47
Cost of VOIs sold (3)	(29,504)	(8)	(13,597)	(8)
Gross profit (3)	324,264	92	160,400	92
Fee-Based sales commission revenue (4)	128,321	67	89,965	66
Financing revenue, net of financing expense	65,569	11	61,883	17
Other expense	(145)	—	(942)	—
Other fee-based services, title operations and other, net	8,837	1	3,745	1
Net carrying cost of VOI inventory	(22,339)	(4)	(34,626)	(9)
Selling and marketing expenses	(338,269)	(55)	(217,408)	(59)
General and administrative expenses - sales and marketing	(36,664)	(6)	(27,347)	(7)
Operating profit - sales of VOIs and financing	129,574	21%	35,670	10%
Add: Depreciation and amortization	5,956		5,852
Add: Severance and other	2,403		4,445
Add: Loss on assets held for sale	145		942
Adjusted EBITDA - sales of VOIs and financing	$138,078		$46,909

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.